Exhibit 21(b)
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                       [Mpower Communications Letterhead]

                                                               December[ ], 2000

To Our Stockholders:

                  Your Board of Directors has announced the adoption of a Stockholder Rights Plan. We are enclosing a document entitled "Summary of Rights to Purchase Preferred Stock" which provides certain information about the Plan, and we urge you to read it carefully. This letter explains some of the Board's reasons for adopting the Plan.

                  The Plan is intended to protect your interests in the event the Company is confronted with coercive or unfair takeover tactics. The Plan, together with certain charter and by-law provisions and certain provisions of the Nevada General Corporation Law, is designed to safeguard stockholders from abusive takeover tactics that have been used by certain bidders and that your Board believes are not in the best interests of the Company's stockholders. These tactics may unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice, and deprive them of the full value of their shares.

                  A number of other major corporations have adopted rights plans similar to the one we have adopted. We consider these Rights Plans to be very valuable in protecting your right to retain your equity investment in Mpower Communications and to realize the full value of that investment, while not foreclosing a fair acquisition bid for the Company.

                  The Plan is not intended to prevent a takeover of the Company and will not do so. The Plan is designed to deal with the very serious problem of unilateral actions by hostile acquirors which are calculated to deprive the Company's Board and its stockholders of their ability to determine the destiny of the Company. However, the mere establishment of the Rights Plan should not affect any prospective offeror willing to acquire the Company and to negotiate with your Board of Directors. The Rights issued under the Plan may generally be redeemed by the Company at a price of $0.0001 per Right up to the tenth business day after any person or group has acquired 15% or more of the Company's common stock, and thus they should not interfere with any merger or other business combination approved by the Board. West Highland Partners, L.P., West Highland Capitol, Inc., Mr. Land H. Gerhard and Estero Partners, LLC, which collectively own in excess of 15%, may generally purchase up to an additional 1% without causing the Rights to become exercisable.

                  The Rights Plans is not being adopted in response to any effort to acquire the Company, and the Board is not aware of any such effort. Rather, the Plan has been adopted in order to assure the ability of the Board to protect your interests.

                  Issuance of the Rights under the Plan does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or to you, and will not change the way in which you can currently trade the Company's shares. As

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explained in the enclosed Summary of Rights to Purchase Preferred Stock, the
Rights will only be exercisable if and when an event arises which triggers their effectiveness. They will then operate to protect you from being deprived of your right to share in the full measure of your Company's long-term potential.

                  Your Board of Directors believes the Rights Plan will serve an important role in protecting the value of your shares.


                                                Sincerely,


                                                --------------------------------
                                                [Name]
                                                [Title]


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